Exhibit 16.1

July 20, 2018

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Regional Health Properties, Inc. and, under the date of April 16, 2018, we reported on the consolidated financial statements of Regional Health Properties, Inc. as of and for the years ended December 31, 2017 and 2016. On July 18, 2018, we were dismissed. We have read Regional Health Properties, Inc.'s statements included under Item 4.01 of its Form 8-K dated July 20, 2018, and we agree with such statements, except that we are not in a position to agree or disagree with Regional Health Properties, Inc.’s statements that Cherry Bekaert, LLP was not consulted with regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Regional Health Properties, Inc.’s consolidated financial statements, and neither a written report nor oral advice was provided to Regional Health Properties, Inc. that Cherry Bekaert, LLP concluded was an important factor considered by Regional Health Properties, Inc. in reaching a decision as to the accounting, auditing or financial reporting issue; or any matter that was either the subject of a disagreement (within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions thereto) or a reportable event (as such term is defined in Item 304(a)(1)(v) of Regulation S-K).

Very truly yours,

/s/ KPMG LLP